Exhibit 10.15

Simple Promissory Note

$73,100

In the City of Fort Bragg, County of Mendocino, in the State of California, on the 15th day of June, 2007 on demand, Thanksgiving Coffee Company, Inc. promises to pay to the order of Paul Katzeff and Joan Katzeff the principal sum of Seventy-three thousand one hundred dollars ($73,100) payable in thirty-six payments of $2,000 each plus interest at 12% per annum on the unpaid balance and a thirty-seventh payment of $1,100 on the fifteenth day of each month, beginning on the 15th day of June, 2007 and continuing until said principal and interest have been paid in full.

Obligee/Maker of Promise

/s/ Joan Katzeff	06/15/2007
Joan Katzeff, President	Date
President, Thanksgiving Coffee Company, Inc.
Borrower

/s/ Paul Katzeff	06/21/2007
Paul Katzeff, Lender	Date

/s/ Joan Katzeff	06/15/2007
Joan Katzeff, Lender	Date